FORM OF
                               FUND ACCOUNTING AND
                        ADMINISTRATIVE SERVICES AGREEMENT


      AGREEMENT effective as of the 1st day of May, 2002, between The Bear Stearns Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 383 Madison Avenue, New York, NY 10179 and BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, pursuant to an Administration Agreement dated February 22, 1995, as revised April 11, 1995 (the "Administration Agreement"), Bear Stearns Funds Management Inc. serves as the administrator to the Trust (the "Administrator");

      WHEREAS, the Trust desires that BISYS perform fund accounting & sub-administrative services for the Trust and each investment portfolio of the Trust (individually and not jointly), as now in existence and listed on Schedule A, or as hereafter may be established from time to time (each individually referred to herein as a "Fund" and collectively as the "Funds");

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

      WHEREAS, BISYS and Trust wish to set forth the terms under which BISYS will perform the fund accounting and sub-administrative services set forth herein for the Trust.

      NOW,   THEREFORE,   in  consideration   of  the  covenants   hereinafter
contained, the Trust and BISYS hereby agree as follows:

      1.    Services as Fund Accountant.

            (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the 1940 Act"):

                  (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                  (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;


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
                  (iii) Separate  ledger  accounts   required  by  subsections
                        (b)(2)(ii) and (iii) of the Rule; and

                  (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

            (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                   (i) Calculate the net asset value and public offering price per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                  (ii) Obtain security prices from independent pricing services approved by the Trust's Board of Trustees, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees (hereafter referred to as the "Board");

                  (iii) Verify and  reconcile  with each Fund's  custodian and investment adviser all daily trade activity; and holdings; and resulting balances for each fund and its respective class;

                  (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, standard yields (7-day yields, 7-day effective yields, 30-day yields) and other yields as requested, total return data, and weighted average maturity;

                  (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ, the Fund's transfer agent and client locations requested by the Trust;

                  (vi) Calculate and report to the Trust the daily market pricing of securities in any money market Funds, and provide a comparison of the marked- to market valuation to the valuation determined by the amortized cost basis;

                  (vii) Determine unrealized  appreciation and depreciation on securities held in variable net asset value Funds;


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


                  (viii)Amortize  premiums and accrete discounts on securities purchased at a price other than face value;

                  (ix)  Update  fund   accounting   system  to  reflect   rate
                        changes,   as  received   from  a  Fund's   investment
                        adviser, on variable interest rate instruments;

                  (x) Post Fund transactions to appropriate general ledger categories;

                  (xi) Accrue expenses (including fees payable to service providers) of each Fund according to instructions received from the Administrator;

                  (xii) Monitor and report to the Trust and its  custodian the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts; and

                  (xiii)Post summary  shareholder  activity  received from the
                        Funds' transfer agent and reconcile share balances, including receivables and payables, with the Funds' transfer agent.

            (c)         Special Reports and Services.

                  (i) BISYS may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (ii) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

            (d) Additional Accounting & Financial Administration Services. BISYS shall also perform the following additional accounting and administrative services for each Fund, without additional compensation:

                  (i) Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

                        Unaudited Statement of Investments
                        Unaudited Statement of Assets and Liabilities, Unaudited Statement of Operations,




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

                        Unaudited Statement of Changes in Net Assets

                  (ii) Provide and prepare accounting information for the following:

                        (A) Federal and state income tax returns and federal excise tax returns;
                        (B)   registration  statements  on Form N-1A and other
                              filings relating to registration of shares;
                        (C)   the  Administrator's  monitoring  of the Trust's
                              status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
                        (D)   the annual audit by the Trust's auditors;
                        (E)   examinations performed by the SEC; and
                        (F) Supplemental tax letters and IRS Form 1099 or equivalent to trustees and fund vendors.

                  (iii) Provide  accounting  reports  in  connection  with the
                        Trust's regular annual audit and other audits and examinations by regulatory agencies;

                  (iv)  Prepare  and   monitor   fund   expense   budgets  and
                        coordinate cash disbursements for fund expenses;

                  (v) Provide such periodic reports as the parties shall agree upon, at such times that the parties agree upon, as set forth in a separate writing, including without limitation reports used in preparation of financial reports, regulatory fillings, compliance reporting, total return and tax reporting;

                  (vi) Respond to surveys from industry publications and rating agencies including, but not limited to, Lipper, Morningstar, IMoneyNet, Weisenberger, DALBAR, Standard & Poors's, Moody's and the Investment Company Institute;

                  (vii) Prepare  and file  semi-annual  and  annual  financial statements; and any related filings such as N-30D, and prepare versions of the relevant financial statements using FundSmith or equivalent systems;

                  (viii)Prepare  and file  Form  N-SAR  and  required  notices pursuant to Rule 24f-2;

                  (ix) Calculate and distribute all standard performance information including after-tax return calculations;


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

                  (x)   Register Fund portfolios with NASDAQ;

                  (xi)  Prepare financial materials for Board books;

                  (xii) Calculate  income and capital  gain  distributions  in compliance with income tax and excise tax distribution requirements;

                  (xiii)Review all dividend  declarations  to ensure that such
                        distributions   are  not   "preferential"   under  the
                        Internal Revenue Code; and

                  (xiv) Prepare  and sign  Form  1120-RIC,  Form  8613 and any required state tax filings, and make such filings within the statutory deadlines. Trust officers are also responsible for signing above-mentioned forms.


            (e)   Additional Services as Sub-Administrator


                  (i) Compliance Services. Assist in developing compliance procedures and compliance checklists for each Fund, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund's investment objective, defined investment policies, restrictions, tax diversification, distribution and income requirements as are determinable based upon the fund's accounting records, and prepare and maintain a fund-specific compliance manual.

                  (ii) Blue Sky Services. Utilizing a data feed from the Funds' transfer agent containing gross sales information, prepare such reports, applications and documents as may be necessary or desirable to register the shares of the Funds with state securities authorities; monitor the sale of shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Funds and the shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Funds and the shares with state securities authorities;

                  (iii) Additional   Legal  &   Sub-Administration   Services.
                        BISYS  shall  also   perform   upon   request  by  the
                        Administrator,  the  following  additional  legal  and
                        administration services without additional compensation. In



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

                        each case, the Administrator shall notify BISYS in writing of the scope of the specific services to be provided; the commencement date (and, if applicable, termination date) for rendering such services; and the location (i.e. whether at the offices of the Administrator or BISYS) where the books and records related thereto shall be maintained:

                  (A) Coordinate, prepare and file with the Securities and Exchange Commission (the "SEC") the annual update to the Trust's registration statement on Form N-1A; receive and coordinate comments from the SEC and other parties on N-1A filings and prepare and coordinate responses to all such comments;

                  (B) Coordinate, prepare and file with the SEC supplements to the Funds' Prospectus or Prospectus, and statement of Additional Information or, as agreed upon by the parties hereto, review such supplements that are prepared by counsel to the Trust;

                  (C) Coordinate, prepare and file as necessary, notices of annual or special meetings of shareholders and proxy materials relating thereto;

                  (D) Coordinate the solicitation and tabulation of proxies in connection with meetings of shareholders;

                  (E)   Coordinate   the   printing   and    distribution   of
                        prospectuses, supplements and proxy materials;

                  (F) Prepare, produce and distribute board meeting materials, including but not limited to agendas, proposed resolutions, and relevant sections of the board materials pertaining to the responsibilities of BISYS;

                  (G)   Provide   appropriate   personnel   to  attend   board
                        meetings and record   the minutes of such meetings;

                  (H) Administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

                  (I)   Maintain  corporate  records  on behalf of the  Trust,
                        including,   but  not   limited  to,   minute   books,
                        Declaration of Trust and By-Laws;


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

                  (J)   Assist with the  design,  development,  and  operation
                        ofFunds,    including    new    classes,    investment
                        objectives, policies and expense structure;

                  (K) Advise the Trust and the Board on matters concerning the Trust and its affairs; and notify the Board or the Administrator of issues requiring consideration by the Board;

                  (L) Provide individuals reasonably acceptable to the Board to serve as officers of the Trust in such capacity as may be agreed to by BISYS, who will be responsible for the management of certain of the Trust's affairs as determined by the Board; and

                  (M) Obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Board, and file such notices and copies of such bonds as required under the 1940 Act.

      2.    Subcontracting.

            BISYS may, at its expense, subcontract with any entity or person concerning the provision of certain services (a "Subcontractor"); provided, however, that BISYS shall obtain the express consent of the Trust for any Subcontractor to act as a sub-fund accountant or sub-fund administrator hereunder (a "Sub-Fund Accountant"); and provided, further, that BISYS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of a Subcontractor (whether or not acting as a Sub-Fund Accountant) and, that BISYS shall be responsible, to the extent provided in
Section 5 hereof, for all acts of such Subcontractor as if such acts were its own.


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

      3.    Compensation.

            The Trust shall pay BISYS compensation for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule B attached hereto.
4.    Reimbursement of Expenses and Miscellaneous Service Fees.

(A) In addition to paying BISYS the fees provided in Section 3 and Schedule B, the Trust agrees to reimburse BISYS for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

            (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

            (b) The cost of microfilm or microfiche of records or other materials;

            (c) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;

            (d) Any expenses BISYS shall incur at the written direction of an officer of the Trust (other than an employee of BISYS) thereunto duly authorized; and

            (e) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement, except as otherwise provided in this Agreement. Pricing of portfolio securities shall not be charged to the Funds as an out-of-pocket expense, so long as the asset classes and costs of pricing are substantially similar to the asset classes and the costs of pricing applicable as of the date hereof.


(B)   In addition, BISYS shall be entitled to receive the following fees:

      (a) Systems development fees billed at an hourly rate of $150 per hour, as approved by the Trust; and

      (b) Ad hoc reporting fees billed at an agreed upon rate (forty (40) hours per year of BISYS time preparing ad hoc reports shall be without charge).

      5.    Standard of Care; Uncontrollable Events; Limitation of Liability.

            BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

            BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or similar events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR CONSEQUENTIAL DAMAGES,
REGARDLESS  OF  WHETHER  BISYS HAS BEEN  ADVISED  OF THE  POSSIBILITY  OF SUCH
DAMAGES.

      6.    Term.

            This  Agreement  shall  become  effective  as of  the  date  first written above and shall continue in effect for two (2) years, until April 30, 2004 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one (1) year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of non-renewal must be provided at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

            For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

            Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 3 and 4 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

            If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) termination of BISYS for "cause" hereunder, BISYS's services are terminated hereunder, BISYS is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Fund Accountant appointed as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets, number of Funds and share classes, and corresponding fees payable to BISYS, during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

            In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting services consistent with this Agreement, including the number of Funds subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

            The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      7.    Indemnification.

            The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser, administrator or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties; and further provided that prior to confessing or settling any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

            BISYS  shall  indemnify,   defend,   and  hold  the  Trust  ,  its
affiliates, and their officers, directors, trustees, employees and agents harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from (a) the breach of an express representation or warranty made by BISYS under Section 13 (b) of this Agreement, or (b) BISYS' willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

            The  indemnification  rights  hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.

            The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      8.    Record Retention and Confidentiality.

            BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust and BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Commission at reasonable times.

            In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by the Trust. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) -
(iii) of the previous sentence, to the extent reasonably practicable.

9.    Activities of BISYS.

      The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust as a shareholder or otherwise.

      10.   Reports.

            BISYS shall furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and, BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report.

      11.   Rights of Ownership.

            All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

      12.   Return of Records.

            BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      13.   Representations and Warranties.

            (a) The Trust represents and warrants that: (1) as of the close of business on the effective date of this Agreement, each Fund that is in existence as of the effective date has authorized unlimited shares, and
(2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

            (b)   BISYS   represents   and  warrants  that:  (1)  the  various
procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and BISYS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      14.   Insurance.

            BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      15.   Information Furnished by the Trust.

            The Trust has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

            (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

            (b)   Copies of the following documents:

                  1.    The Trust's Bylaws and any amendments thereto;

                  2. Certified copies of resolutions of the Trustees covering the following matters:

                        A. Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct

                              BISYS hereunder; and

                        B.    Authorization   of   BISYS   to  act   as   fund
                              accountant for the Trust.

            (c) A list of all officers of the Trust and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters.

            (d) Two copies of the Prospectuses and Statement of Additional Information of each Fund.

            (e)   The Administration Agreement.

      16.   Information Furnished by BISYS.

            BISYS has furnished to the Trust evidence of the following:

            (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

            (b) Authorization of BISYS to act as fund accountant for the Trust.

      17.   Amendments to Documents.

            The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

18.   Legal Advice; Reliance on Prospectus and Instructions.

            BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel to the Trust with regard to BISYS' responsibilities and duties pursuant to this Agreement. The Trust shall authorize counsel to the Trust to give such advice to BISYS, however, this Agreement shall not obligate counsel to the Trust to give such advice. BISYS may rely upon the advice of counsel to the Trust or any other counsel authorized by the Trust, and shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

            As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless BISYS receives written instructions to the contrary in a timely manner from the Trust or the Administrator.

            As to any matter covered by the Administration Agreement, BISYS shall be authorized to act upon any instructions provided to it by the Administrator that are not clearly inconsistent with the terms of this Agreement. Also, BISYS shall be protected in acting upon any document, which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of the Administrator's authority under the Administration Agreement, or any change of authority of any officers, employees or agents of the Trust or the Administrator until receipt of written notice thereof from the Trust or the Administrator.

      19.   Compliance with Law.

            Except for the obligations of BISYS set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. BISYS will comply with all laws applicable to BISYS in connection with the rendering of services under this Agreement.

      20.   Notices.

            Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to Bear Stearns Funds Management, Inc., 383 Madison Avenue, 23rd Floor, New York, NY 10179, Attn:
Mr. Frank Maresea, with a copy to Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, NY 10022, Attn: Jay G. Baris, Esq.; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      21.   Assignment.

            This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      22.   Governing   Law  and   Matters   Relating  to  the  Trust  as  a
Massachusetts Business Trust.

            This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York, subject to any applicable provisions of the 1940 Act. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

      23.   Privacy.

            Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS to perform its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

      24.   Miscellaneous.

            (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

            (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

            (c)   This  Agreement  may be  executed in  counterparts,  each of
                  which  shall  be  an  original  but  all  of  which,   taken
                  together, shall constitute one and the same agreement.

            (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

            (e) Every reference to a Fund will be deemed a reference solely to the particular Fund (as set forth in Schedule A as may by amended from time to time). Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this paragraph, BISYS shall not have any right to set off claims of a Fund by applying the property of any other Fund.

                                     * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.



                                    THE BEAR STEARNS FUNDS


                                    By:  _________________________________

                                    Title:  ________________________________


                                    BISYS FUND SERVICES OHIO, INC.

                                    By:  ________________________________

                                    Title:  ________________________________

                                    The  Administrator  hereby  agrees  to the
                                    provisions  set forth in  Section 1 (e) of
                                    this      Agreement      pertaining     to
                                    Sub-Administration    services    to    be
                                    rendered by BISYS:

                                    BEAR STEARNS FUNDS MANAGEMENT INC.


                                     BY:  ____________________________________

                                    Name:  __________________________________

                                    Title:
                                    ___________________________________

                                  SCHEDULE A

                       TO THE FUND ACCOUNTING AGREEMENT
                                    BETWEEN
                            THE BEAR STEARNS FUNDS
                                      AND
                        BISYS FUND SERVICES OHIO, INC.


                                     FUNDS


Prime Money Market Portfolio
Income Portfolio
High Yield Total Return Portfolio
Emerging Markets Debt Portfolio
Balanced Portfolio
International Equity Portfolio
Small Cap Value Portfolio
Large Cap Value Portfolio
Focus List Portfolio
The Insider Select Fund
S&P STARS Portfolio
S&P STARS Opportunity Portfolio

                                  SCHEDULE B

                       TO THE FUND ACCOUNTING AGREEMENT
                                    BETWEEN

                             THE BEAR STEARNS FUND
                                      AND
                        BISYS FUND SERVICES OHIO, INC.



Administration/Fund Accounting
Fees

a. Asset-Based Fees

         Asset Levels               Fees*
         ------------               ------

Funds other than Money Market
Funds (as a complex)
         Assets $0 - $3 Billion      3.50
         Assets > $3 - $6            2.50
                -
         Billion
         Assets > $6 Billion         1.50
Money Market Funds
(individually)
         Assets $0 - $150            6.00
         Million
         Assets > $150 - $300        4.00
                -
         Million
         Assets > $300 - $600        2.00
                -
         Million
         Assets > $600 Million       1.00
         - $1 Billion                .85
         Assets > $1 Billion

______________
*Fees are stated in basis points, and are applied as an annual rate based on average net assets to the respective asset levels indicated above.


b. Minimum Fees

The asset-based fees set forth above are subject to an annual minimum fee of $1,120,000 for the entire U.S. fund complex, which is subject to adjustment as follows.

In the event the total number of Funds and share classes subject to this Agreement increases, the annual complex minimum shall increase by $88,500 for each additional Fund and by $5,000 for each additional class of shares added to a Fund, in each case which causes the total number of Funds or share classes to exceed the existing totals of 12 Funds and 41 share classes. By way of example, if a new Fund with two additional share classes is added (so that the Fund has a total of three classes of shares), the minimum complex fee would increase by $98,500, to $1,218,500.

In the event the total number of Funds and share classes subject to this Agreement decreases, the complex minimum shall decrease by $88,500 for each Fund removed from the complex and by $5,000 for any additional class of shares that is removed from a Fund, in each case which causes the total number of Funds or share classes to be reduced below the existing totals of 12 Funds and 43 share classes; provided, however, that under no circumstances (regardless of the total number of Funds and share classes) shall the complex-wide annual minimum fee be reduced to less than $810,000.

Out-of-Pocket Expenses

In addition to the above fees, BISYS shall be entitled to the reimbursement of certain out-of-pocket expenses incurred in connection with its services, as provided in Section 4 of this Agreement.